UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2010 (January 19, 2010)

CIT GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31369	65-1051192
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

505 Fifth Avenue
New York, New York 10017
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 771-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4I under the Exchange Act (17 CFR 240.13e-4I)

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On January 19, 2010, the Board of Directors (“Board”) of CIT Group Inc. (the “Company”) appointed Peter J. Tobin, a member of the Board, to serve as Acting Chief Executive Officer (“Acting CEO”) on an interim basis following the resignation of Jeffrey M. Peek, which was effective January 15, 2010. Mr. Tobin will serve until the effective date of the appointment of the new Chief Executive Officer (“New CEO”). Mr. Tobin will continue to serve as a director, as a member of the Board’s Risk Management Committee, and as Chairman of the Special Compliance Committee, but will not be considered independent under New York Stock Exchange rules during his tenure as Acting CEO. In consideration for his service as Acting CEO for an interim basis, Mr. Tobin will be paid compensation in the amount of $8,000 per week until the New CEO’s appointment is effective. Mr. Tobin’s director fees as a non-management director will be waived with respect to the period of his service as Acting CEO. The Company is progressing in its search for a New CEO, who will also serve on the Board.

     Background information about Mr. Tobin may be found in the Company’s proxy statement for the 2009 annual meeting under the heading “Proposal 1 – Election of Directors” as filed with the Securities and Exchange Commission. That information is incorporated by reference into this report.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2010

CIT GROUP INC.

By:	/s/ Robert J. Ingato
	Name:	Robert J. Ingato
	Title:	Executive Vice President &
General Counsel